Exhibit 99.1

For Further Information Contact:

Investor Relations Sukhi Nagesh Tel: 408-222-8373 sukhi@marvell.com	Media Relations Holly Zheng Tel: 408-222-9202 hollyz@marvell.com

Marvell Technology Group to Appeal Patent Decision

Court denies request for injunction and pre-judgment interest

Santa Clara, Calif. (April 1, 2014) — Marvell (NASDAQ: MRVL), a global leader in integrated silicon solutions, announced that on March 31, 2014, the United States District Court for the Western District of Pennsylvania issued its judgment on the remaining motions in a lawsuit brought by Carnegie Mellon University (“CMU”) against Marvell and Marvell Semiconductor, Inc. (“MSI”), Marvell’s U.S. operating subsidiary. The Court rejected CMU’s motion for an injunction which would block Marvell from selling chips that the jury found to be infringing. The Court also rejected CMU’s demand for approximately $326 million in pre-judgment interest, and substantially scaled back CMU’s request for enhanced damages. Based on these decisions, the Court calculated the damages, including enhancement, to total approximately $1.54 billion. The Court held that under its decision, CMU is entitled to post judgment interest and an on-going royalty.

Under the schedule set by the Court, the parties now have until April 15, 2014 to propose terms of a final judgment, consistent with the Court’s orders. Once final judgment is entered, Marvell intends to immediately appeal to the Federal Circuit Court of Appeals. The Court recognized that “the prior filings related to the parties’ bond disputes indicate that Marvell would likely be qualified for a bond in an amount of $1.5 billion,” and stated that this is “an amount which will cover the current judgment.” Marvell has reached out to sureties who have indicated that they are willing to provide such a bond without requiring Marvell to post collateral or otherwise harm its operations. The parties are working with a Special Master to finalize the terms of the bond.

Marvell and MSI strongly believe the theoretical methods described in the CMU patents in question cannot practically be built in silicon even using the most advanced techniques available today, let alone with the technology that was available a decade ago when Marvell allegedly first used the methods in question. Rather, Marvell and MSI use their own patented read channel technology that was developed in house. Among other issues, Marvell and MSI intend to argue to the Federal Circuit that the patents at issue are invalid, that even if valid, Marvell did not infringe, and that the Court erred both in its calculation of the royalty rate and in its novel application of that rate to chips manufactured, sold, and used abroad.

Marvell has not accrued any liability in its previously issued financial statements for this lawsuit, nor do we expect to record a liability on our financial statements given current circumstances. We continue to believe that a material loss is not probable based on our assessment of the likelihood of a successful appeal. However, we will continue to evaluate the circumstances in future filings.

About Marvell

Marvell is a global leader in providing complete silicon solutions enabling the Smart lifestyle. From mobile communications to storage, cloud infrastructure, digital entertainment and in-home content delivery, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of the world’s most powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services adding value to their social, private and work lives, Marvell is committed to enhancing the human experience.

Safe Harbor Statement of Marvell under the Private Securities Litigation Act of 1995:

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the complex nature of the patents; Marvell’s expectations about its business; Marvell’s and MSI’s beliefs that the evidence and the law do not support the jury’s findings of infringement, validity and the award of damages; and Marvell’s and MSI’s intention to challenge the judgment through all appropriate processes. The forward-looking statements contained in this release are subject to risks and uncertainties, which may cause the actual outcomes or results to vary from those indicated by the forward-looking statements. These risks and uncertainties include any adverse outcome of the litigation against Marvell and MSI, and other risks and uncertainties, including those more fully described in Marvell’s latest Annual Report on Form 10-K for the year ended February 1, 2014, and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

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